Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Receives Requisite Consents for Consent Solicitation
for its Outstanding 8% Second Priority Senior Secured Notes due 2013

Princeton, NJ; December 29, 2005 – NRG Energy, Inc. (NYSE: NRG) today announced that as of 5:00 p.m., New York City time, on December 29, 2005, it had received valid tenders and consents from holders of approximately $1,078,137,353 in aggregate principal amount of NRG’s 8% second priority senior secured notes due 2013 (CUSIP No. 629377AS1) (the “NRG Notes”), representing approximately 99.78% of the outstanding NRG Notes, in connection with its previously announced tender offer and consent solicitation for the NRG Notes pursuant to NRG’s Offer to Purchase and Consent Solicitation Statement dated December 15, 2005 relating to the NRG Notes.

With the receipt of the requisite consents, NRG will execute a supplemental indenture governing the NRG Notes, which satisfies the “Supplemental Indenture Condition,” as defined in NRG’s Offer to Purchase and Consent Solicitation Statement dated December 15, 2005 relating to the NRG Notes, and will (1) amend the indenture under which the NRG Notes were issued to eliminate substantially all of the restrictive covenants and events of default and related provisions in the indenture and (2) waive the application of the restrictive covenants in the indenture to allow a portion of the funds to be raised in connection with NRG’s pending acquisition of Texas Genco LLC to be held in escrow pending the closing of that acquisition. The amendments to the indenture will not become operative until payment for all validly tendered NRG Notes is made by NRG, but the waiver will become effective immediately upon execution of the supplemental indenture.

Consummation of the tender offer is conditioned upon the satisfaction of certain conditions, including (1) NRG having obtained funds sufficient to pay the consideration, costs and expenses of the tender offer and consent solicitation from the financing transactions related to the pending acquisition of Texas Genco LLC, (2) the consummation of the pending acquisition of Texas Genco LLC, and (3) certain other customary conditions. There can be no assurance that any of such conditions will be met.

NRG Notes may be tendered pursuant to the tender offer until 5:00 p.m., New York City time, on January 31, 2006 (the “Expiration Date”), or such later date and time to which the Expiration Date is extended, unless the tender offer is earlier terminated by NRG. Holders who validly tender NRG Notes after 5:00 p.m., New York City time, on December 29, 2005, but on or prior to the Expiration Date will not be eligible to receive the consent payment of $30.00 per $1,000 principal amount of the NRG Notes. Any NRG Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the supplemental indenture eliminating substantially all of the restrictive covenants in the indenture even though they have not consented to the amendments.

Subject to the terms and conditions of the tender offer and consent solicitation, payment for tendered NRG Notes will be made on the first business day following the Expiration Date, or as soon thereafter as practicable.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated December 15, 2005 relating to the NRG Notes, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at 800.322.2885 (U.S. Toll Free) and 212.929.5500 (collect).

NRG has engaged Morgan Stanley & Co. Incorporated and Citigroup Corporate and Investment Banking to act as dealer managers and solicitation agents in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Morgan Stanley & Co. Incorporated, at 800.624.1808 (U.S. Toll Free) and 212.761.1457 (collect) or Citigroup Corporate and Investment Banking at 800.558.3745 (U.S. Toll Free) and 212.723.6106 (collect). Law Debenture Trust Company of New York is the Depositary for the tender offer and consent solicitation and can be contacted at 212.750.0888.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. This announcement is also not a solicitation of consents to the proposed amendments to the respective indentures. No recommendation is made as to whether holders of NRG Notes should tender their notes or give their consent.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others: risks and uncertainties related to the capital markets generally, and the availability of financing for NRG’s pending acquisition of Texas Genco.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526 Katy Sullivan, 609.524.4527	Meredith Moore, 609.524.4522 Jay Mandel, 609.524.4525